UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

I-LEVEL MEDIA GROUP INCORPORATED
(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation or organization)	7310 (Primary Standard Industrial Classification Code Number)	98-0466350 (I.R.S. Employer Identification No.)

902, B1, KangBao Huayuan, #8 Gongran Tiyuchang Donglu, Chaoyand District, Beijing, PRC 100020 Telephone: 86-10-65-911-544
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Francis Chiew
President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director
902, B1, KangBao Huayuan, #8 Gongran Tiyuchang Donglu, Chaoyand District, Beijing, PRC 100020
Telephone: 86-10-65-911-544
(Name, address, including zip code, and telephone number, including area code, of agent for service)

From time to time after this Registration Statement is declared effective.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

[ ] Large accelerated filer	[ ] Accelerated filer
[ ] Non-accelerated filer	[X] Smaller reporting company
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share	22,000,000	$0.06	$1,320,000	$151.27
(1)	Includes shares of our common stock, par value $0.001 per share, currently owned by the selling stockholders (each a “Selling Stockholder”), all of which may be offered pursuant to this registration statement. In the event of a stock split, stock dividend or similar transaction involving the common shares of the registrant, in order to prevent dilution, the number of shares of common stock registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the United States Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of computing the amount of the registration fee, based on the closing price of our common stock on June 27, 2012, the last trade of our common stock, which closing price on such date was $0.06 per share as quoted on the OTCQB.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION

The information in this prospectus is not complete and may be changed. The Selling Stockholders (as defined below) may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

I-LEVEL MEDIA GROUP INCORPORATED
a Nevada corporation

22,000,000 Shares of Common Stock

This prospectus relates to the resale of up to 22,000,000 shares of our common stock that may be sold, from time to time, by the selling stockholders (each, a “Selling Stockholder”) named in this prospectus for their own account.

These transactions are described in this prospectus under “Selling Stockholders.”

Our common stock is quoted on the OTCQB under the symbol “ILVL”.  The last trade of our common stock was on June 27, 2012, and the closing price on that date was $0.06 per share.  We do not have any securities that are currently traded on any other exchange or quotation system.

It is anticipated that the Selling Stockholders will offer to sell the shares of common stock being offered in this prospectus at prevailing market prices of our common stock on the OTCQB.  Any Selling Stockholder may, in such Selling Stockholder’s discretion, elect to sell such shares of common stock at fixed prices, at varying prices or at negotiated prices.  We will not receive any proceeds from the resale of shares of our common stock by the Selling Stockholders.

We agreed to bear substantially all of the expenses in connection with the registration and resale of the shares offered hereby (other than selling commissions).

The purchase of the securities offered by this prospectus involves a high degree of risk.  You should invest in our shares of common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of this prospectus entitled “Risk Factors” beginning on page 6 before buying any shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is <>, 2012.

__________

The following table of contents has been designed to help you find important information contained in this prospectus.  We encourage you to read the entire prospectus.

TABLE OF CONTENTS

Item	Page No.

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In this prospectus, unless otherwise specified references to “the Company”, “our Company”, “we”, “us” or “our” mean i-Level Media Group Incorporated, unless the context otherwise requires.  All financial information is stated in United States dollars unless otherwise specified.  Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

SUMMARY

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information you should consider before investing in the securities.  Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

The Company

General

We are a development stage company currently focusing on obtaining sufficient financing to be able to recommence operations in the social networking, digital media and mobile communications sectors. On July 9, 2012, we entered into an Agreement in Principle with Telupay PLC (“Telupay”), a limited liability company under the laws of the Jersey Channel Islands, pursuant to which we intend to acquire all of the issued and outstanding shares of Telupay. Telupay is an early stage company focused on the development and initial commercialization of mobile banking and payment applications and systems. Telupay is currently pursuing opportunities with certain institutional clients, primarily in the Philippines.

Our financial statements included herein have been prepared on a going concern basis, which implies we will continue to discharge our liabilities in the normal course of business.  We have not generated revenues since December 1, 2008 and have had no revenue generating operations.  Our continuation as a going concern is dependent upon our ability to reorganize our share capital, obtain equity financing and secure new business operations.  As at March 31, 2012, we had no assets and debt of $720,196 and accumulated losses of $5,326,729 since inception.  These factors raise substantial doubt regarding our ability to continue as a going concern.

Our principal offices are located at 902, B1, KangBao Huayuan, #8 Gongren Tiyuchang Donglu, Chaoyand District, Beijing, PRC 100020, and our telephone number is +86 10-65-911-544.

Plan of Operations

At the present time, we are focusing on obtaining sufficient financing to be able to recommence operations in the social networking, digital media and mobile communications sectors.

As indicated above, on July 9, 2012, we entered into an Agreement in Principle with Telupay, pursuant to which we intend to acquire all of the issued and outstanding shares of Telupay. Telupay is an early stage company focused on the development and initial commercialization of mobile banking and payment applications and systems. Telupay is currently pursuing opportunities with certain institutional clients, primarily in the Philippines.

The Offering

The Issuer:	i-Level Media Group Incorporated
The Selling Stockholders:
The Selling Stockholders are comprised of certain of our existing stockholders who acquired our securities as described below.  The Selling Stockholders are named in this prospectus under “Selling Stockholders”.

Shares Offered by the Selling Stockholders:
The Selling Stockholders are offering up to an aggregate of 22,000,000 shares of our common stock which were issued to them at a deemed issuance price of $0.002 per share in a shares for debt private placement that closed on March 31, 2012.

Offering Price:
The Selling Stockholders may sell their shares offered under this prospectus at prevailing market prices, privately negotiated prices or otherwise as set forth under “Plan of Distribution” in this prospectus.

Terms of the Offering:	The Selling Stockholders will determine when and how they will sell the common stock offered in this prospectus. Refer to “Plan of Distribution”.
Termination of the Offering:	The offering will conclude when all of the 22,000,000 shares of common stock have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of shares.
Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the Selling Stockholders.
Market for our Common Stock:
Our common stock is quoted on the OTCQB under the symbol “ILVL”.  The last trade of our common stock was on June 27, 2012, and the closing price on that date was $0.06 per share. We do not have any securities that are currently traded on any other exchange or quotation system.

Outstanding Shares of Common Stock:	There were 75,918,825 shares of common stock outstanding as of July 20, 2012.
Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our securities.

Summary of Financial Data

The following consolidated financial data has been derived from and should be read in conjunction with: (i) our audited financial statements as at December 31, 2011 and 2010, and for the period from our inception (August 23, 2005) to December 31, 2011, together with the notes to these financial statements; (ii) our unaudited financial statements for the three month period ended March 31, 2012 and 2011, together with the notes to these financial statements; and (iii) the section of this prospectus entitled “Management’s Discussion and Analysis or Plan of Operations”, included elsewhere herein.

Balance Sheet Data

	As at March 31, 2012	As at December 31, 2011	As at December 31, 2010
	(Unaudited) $	(Audited) $	(Audited) $
Cash	-	-	-
Working capital (deficit)	(720,196)	(827,300)	(733,258)
Total assets	-	-	-
Total liabilities	720,196	827,300	733,258
Total stockholders’ equity (deficit)	(720,196)	(827,300)	(733,258)

Statement of Operations Data

	For the Period from Inception (August 23, 2005) to March 31, 2012	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011	Year Ended December 31, 2011	Year Ended December 31, 2010
	(Unaudited) $	(Unaudited) $	(Unaudited) $	(Audited) $	(Audited) $
Revenues	-	-	-	-	-
Expenses
Consulting fees	382,080	12,000	12,000	48,000	48,000
Professional	219,018	7,091	-	15,000	-
General & administrative	480,188	2,529	902	7,295	3,902
Total operating expenses	1,081,286	21,620	12,902	70,295	51,902
Loss from operations	(1,081,286)	(21,620)	(12,902)	(70,295)	(51,902)
Other income (expense)
Forgiveness of debt	15,640	15,640	-	-	-
Foreign currency loss	(601)	(601)	-	-	-
Interest expense, net	(49,823)	(9,943)	(9,833)	(40,467)	(39,880)
Total other income (expense)	(34,784)	5,096	(9,983)	(40,467)	(39,880)
Net loss from continuing operations	(1,253,374)	(16,524)	(22,735)	(110,175)	(92,369)
Extraordinary items:
Net loss on sale of subsidiary	(1,018,001)	-	-	-	-
Loss before discontinued operations	(2,271,375)	(16,524)	(22,735)	(110,175)	(92,369)
Discontinued operations	(3,055,354)	-	-	-	-
Net loss	(5,326,729)	(16,524)	(22,735)	(110,175)	(92,369)
Net loss per share		-	(0.02)	(0.02)	(0.10)

RISK FACTORS

An investment in our common stock involves a number of very significant risks.  You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our common stock.  Our business, operating results and financial condition could be seriously harmed due to any of the following risks.  The risks described below may not be all of the risks facing our company.  Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations.  You could lose all or part of your investment due to any of these risks.

Risks Related to Our Company

As we are a recently organized business with a limited operating history, we may never earn revenues or achieve profitability.

We were incorporated in August 2005 and have a limited operating history.  To date we have been involved primarily in organizational and development activities. As of March 12, 2012, we had incurred a net loss since inception of $5,326,729.  There is no assurance that we will ever achieve revenues or profitability.

We have incurred net losses since our inception and expect losses to continue.

We have not been profitable since our inception.  Since our inception on August 23, 2005 to March 31, 2012, we had a net loss of $5,326,729.  We have not generated revenues from operations and do not expect to generate revenues from operations unless and until we are able to establish operations. There is a risk that we may never establish operations, that our operations will not be profitable in the future, and that you could lose your entire investment.

If we are unable to obtain financing to execute our plan of operations, then we will not have sufficient funds with which to carry out our plan of operations and our business will most likely fail.

Our plan of operations is to obtain sufficient financing to be able to recommence operations in the social networking, digital media and mobile communications sectors.  As at March 31, 2012, we had cash of $Nil and a working capital deficit of $720,196.  We will require financing in order to carry out our plan of operations for the next twelve months. We presently do not have any arrangements for financing in place and there is no assurance that we will be able to arrange for financing. If we are not able to arrange for financing to cover these anticipated expenses, we will not be able to execute our plan of operations with the result that our business may fail and investors may lose a substantial portion or all of their investment.

If our expenses are greater than anticipated, then we will have fewer funds with which to pursue our plan of operations and our financing requirements will be greater than anticipated.

We may find that the costs of carrying out our plan of operations prior to achieving revenues are greater than we anticipate. Increased operating costs will cause the amount of financing that we require to increase. Investors may be more reluctant to provide additional financing if we cannot demonstrate that we can control our operating costs. There is no assurance that additional financing required as a result of our operating costs being greater than anticipated will be available to us. If we do not control our operating expenses, then we will have fewer funds with which to carry out our plan of operations with the result that our business may fail.

We may not be able to continue as a going concern if we do not obtain financing.

Our independent accountants’ audit report states that there is substantial doubt about our ability to continue as a going concern.  We have incurred only losses since our inception raising substantial doubt about our ability to continue as a going concern.  Therefore, our ability to continue as a going concern is highly dependent upon obtaining financing for our planned operations.  There can be no assurance that we will be able to raise any funds, or we are able to raise funds, that such funds will be in the amounts required or on terms favourable to us.

We operate in a highly competitive industry and our failure to compete effectively may adversely affect our ability to generate revenue.

Our industry is highly competitive and subject to rapid change.  Some of our current and potential competitors for business opportunities have greater technical, financial, marketing, sales and other resources than we do. Such competition will potentially affect our chances of achieving profitability and ultimately adversely affect our ability to continue as a going concern.

We depend on key management personnel.

The success of our operations and activities is dependent to a significant extent on the efforts and abilities of our management.  We do not maintain key-man life insurance on our sole officer and director.  The loss of our sole officer and director could adversely affect our business.

Our sole director and officer is indemnified for any monies he may pay in settlement of actions performed while a director or officer.

Sections 78.7502 and 78.751 of the Nevada Revised Statutes provide for indemnification of our officers and directors in certain situations where they might otherwise personally incur liability, judgments, penalties, fines and expenses in connection with a proceeding or lawsuit to which they might become parties because of their position with our Company.  We have authorized the indemnification of our sole officer and director to the full extent available under the Nevada Revised Statutes.

We do not maintain a place of business in the United States and our sole director and officer resides outside of the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or our sole director and officer.

Although we are a Nevada corporation, we do not currently maintain a permanent place of business within the United States. In addition, our sole director and officer is a resident of the People’s Republic of China.  As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our sole officer and director, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against our director and officer.

Risks Related to Our Common Stock

Trading of our common stock is sporadic, and the price of our common stock may be volatile.

Our common stock is quoted on the OTCQB.  To date, trading in our common stock has been limited and sporadic.  The price of our common shares may increase or decrease in response to a number of events and factors, including: current events affecting the global economic situation; changes in financial estimates; our acquisitions and financings; quarterly variations in our operating results; the operating and share price performance of other companies that investors may deem comparable; and purchase or sale of blocks of our common shares.  These factors, or any of them, may materially adversely affect the prices of our common shares regardless of our operating performance.

A decline in the price of our common stock could affect our ability to raise working capital and adversely impact our operations.

A decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital for our operations.  Because our operations to date have been principally financed through the sale of equity securities, a decline in the price of our common stock could have an adverse effect upon our liquidity and our continued operations.  A reduction in our ability to raise equity capital in the future would have a material adverse effect upon our business plan and operations, including our ability to continue our current operations.  If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

We have not paid any dividends and do not foresee paying dividends in the future.

Payment of dividends on our common stock is within the discretion of the board of directors and will depend upon our future earnings, our capital requirements, our financial condition and other relevant factors. We have no plan to declare any dividends in the foreseeable future.

Our stock is a penny stock.  Trading of our stock may be restricted by the SEC’s penny stock regulations and FINRA’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our stock.

Our common stock will be subject to the “Penny Stock” Rules of the SEC, which will make transactions in our common stock cumbersome and may reduce the value of an investment in our common stock.

Our common stock is quoted on the OTCQB, which is generally considered to be a less efficient market than markets such as NASDAQ or the national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing.  Further, our securities will be subject to the “penny stock rules” adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The penny stock rules apply generally to companies whose common stock trades at less than $5.00 per share, subject to certain limited exemptions.  Such rules require, among other things, that brokers who trade “penny stock” to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances.  Many brokers have decided not to trade “penny stock” because of the requirements of the “penny stock rules” and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.  In the event that we remain subject to the “penny stock rules” for any significant period, there may develop an adverse impact on the market, if any, for our securities.  Because our securities are subject to the “penny stock rules”, investors will find it more difficult to dispose of our securities.  Further, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

In addition to the “penny stock” rules promulgated by the SEC, FINRA has adopted rules that require a broker-dealer to have reasonable grounds for believing that an investment is suitable for a customer when recommending the investment to that customer.  Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Please read this prospectus carefully.  You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information.  You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties regarding the success of our business plan, availability of funds, government regulations, operating costs, our ability to achieve significant revenues and other factors. Forward-looking statements are made, without limitation, in relation to operating plans, availability of funds, operating costs and permit acquisition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of such terms or other comparable terminology. Actual events or results may differ materially.

In evaluating these statements, you should consider various factors, including the risks outlined in this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding our business plans, our actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. We do not intend to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered through this prospectus by the Selling Stockholders.  All proceeds from the sale of the shares will be for the account of the Selling Stockholders, as described below in the sections of this prospectus entitled “Selling Stockholders” and “Plan of Distribution”.  We will, however, incur all costs associated with this prospectus and the registration statement of which this prospectus forms a part.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders may sell their shares offered under this prospectus at prevailing market prices, privately negotiated prices or otherwise as set forth under “Plan of Distribution” in this prospectus.

SELLING STOCKHOLDERS

The Selling Stockholders named in this prospectus are offering all of the 22,000,000 shares of common stock offered through this prospectus, which consist of an aggregate of 22,000,000 shares of common stock issued to the Selling Stockholders by our Company in a shares for debt private placement that closed on March 31, 2012, in which the shares were issued at a deemed issuance price of $0.002 per share.

The following table sets forth certain information regarding the ownership of our shares of common stock to be sold by the Selling Stockholders as of the date of the registration statement of which this prospectus forms a part.

Information with respect to ownership is based upon information obtained from the Selling Stockholders.  Information with respect to “Shares Owned Prior to this Offering” includes the shares issued to the Selling Stockholders in the shares for debt private placement described above.  The “Shares to be Offered under this Prospectus” represents the shares acquired by the Selling Stockholders in such shares for debt private placement.  Information with respect to “Shares Owned After this Offering” assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our common stock by the Selling Stockholders.  Except as described below and to our knowledge, the Selling Stockholders own and have sole voting and investment power over all shares or rights to these shares.  Except for their ownership of common stock or otherwise as described below, none of the Selling Stockholders had or have any material relationship with us.

Because a Selling Stockholder may offer by this prospectus all or some part of the common shares which it holds, no estimate can be given as at the date hereof as to the number of common shares actually to be offered for sale by a Selling Stockholder or as to the number of common shares that will be held by a Selling Stockholder upon the termination of such offering.

Name of Selling Stockholder	Shares Owned Prior to this Offering(1)	Shares to be Offered under this Prospectus(1)	Number of Shares Owned After Offering and Percentage of Total of the Issued and Outstanding
			Shares Owned After Offering	Percentage of Issued and Outstanding Shares(2)
Li Yang	3,050,000	3,050,000	Nil	Nil
Chen Xiang	3,000,000	3,000,000	Nil	Nil
Cui Yu	3,000,000	3,000,000	Nil	Nil
Na Zhang	2,750,000	2,750,000	Nil	Nil
Shimin Wang	2,750,000	2,750,000	Nil	Nil
Xiaodu Ge	2,500,000	2,500,000	Nil	Nil
Jia Wang	2,550,000	2,550,000	Nil	Nil
Ye Bin	2,400,000	2,400,000	Nil	Nil
Total	22,000,000	22,000,000	Nil	Nil
(1)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided.
(2)	The applicable percentage of ownership is based on 75,918,825 shares of our common stock issued and outstanding as of July 20, 2012. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of the acquisition rights as described in note 1 above.

PLAN OF DISTRIBUTION

Timing of Sales

The Selling Stockholders may offer and sell the shares covered by this prospectus at various times. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no Selling Stockholder has any agreement or understanding, directly or indirectly, with any person to resell the shares covered by this prospectus.

Offering Price

The Selling Stockholders may sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

1.	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3.	ordinary brokerage transactions in which the broker solicits purchasers;

4.	through options, swaps or derivatives;

5.	privately negotiated transactions; or

6.	in a combination of any of the above methods.

The Selling Stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the Selling Stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a Selling Stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with re-sales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our Selling Stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

The Selling Stockholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, we will advise the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, during such times as a Selling Stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the Selling Stockholder must comply with applicable law and, among other things:

1.	may not engage in any stabilization activities in connection with our common stock;

2.	may not cover short sales by purchasing shares while the distribution is taking place; and

3.	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Penny Stock Rules

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “institutional accredited investors.” The term “institutional accredited investor” refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, and impose a waiting period of two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. The Selling Stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our authorized capital stock consists of 1,000,000,000 shares of common stock at a par value of $0.001 per share.  As of July 20, 2012, there were 75,918,825 shares of our common stock issued and outstanding.

As set forth above in the section of this prospectus entitled “Selling Stockholders”, the registration statement of which this prospectus forms a part relates to the registration of 22,000,000 shares of our common stock that have been issued to certain of the Selling Stockholders.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for holding all meetings of stockholders, except as otherwise provided by applicable law or by our Articles of Incorporation. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Nevada Anti-Takeover Laws

The Nevada Revised Statutes Sections 78.378 through 78.3793, under certain circumstances, place restrictions upon the acquisition of a controlling interest in a Nevada corporation, including the potential requirements of shareholder approval and the granting of dissenters’ rights in connection with such an acquisition. As set forth in our Articles of Incorporation, we have elected not to be governed by these provisions.

DESCRIPTION OF OUR BUSINESS

General

We are a development stage company currently focusing on obtaining sufficient financing to be able to recommence operations in the social networking, digital media and mobile communications sectors. On July 9, 2012, we entered into an Agreement in Principle with Telupay PLC (“Telupay”), pursuant to which we intend to acquire all of the issued and outstanding shares of Telupay. Telupay is an early stage company focused on the development and initial commercialization of mobile banking and payment applications and systems. Telupay is currently pursuing opportunities with certain institutional clients, primarily in the Philippines.

Our financial statements included herein have been prepared on a going concern basis, which implies we will continue to discharge our liabilities in the normal course of business.  We have not generated revenues since December 1, 2008 and have had no revenue generating operations.  Our continuation as a going concern is dependent upon our ability to reorganize our share capital, obtain equity financing and secure new business operations.  As at March 31, 2012, we had no assets and debt of $720,196 and accumulated losses of $5,326,729 since inception.  These factors raise substantial doubt regarding our ability to continue as a going concern.

Our principal offices are located at 902, B1, KangBao Huayuan, #8 Gongren Tiyuchang Donglu, Chaoyand District, Beijing, PRC 100020, and our telephone number is +86 10-65-911-544.

Corporate Organization and History

We were incorporated in the State of Nevada on August 23, 2005 under the name “Jackson Ventures, Inc.” Our initial operations included the acquisition and exploration of mineral resources.  In 2007, we changed our primary business to that of developing and operating a proprietary, digital media network service in the transportation segment of the outdoor advertising market in China, and changed our name to “i-Level Media Group Incorporated.”

On January 29, 2007 we entered into a Share Exchange Agreement to acquire the business of i-Level Systems, a limited liability Company incorporated on May 23, 2003 under the International Business Act of the British Virgin Islands.  i‑Level Systems owned 100% of i-Level SoftComm, a wholly foreign owned enterprise formed under the laws of the PRC on August 12, 2004.  i-Level SoftComm was a development stage company devoting substantially all of its efforts to establishing a new business in the PRC, which involved selling out-of-home video advertising timeslots on its network of flat-panel video advertising display units installed in taxis.  The acquisition of i-Level Systems was completed on March 20, 2007.  As control of the Company transferred to the shareholders of i-Level Systems on March 20, 2007, this acquisition was considered a recapitalization of i-Level Systems.  The acquisition was accounted for using reverse merger accounting rules whereby the historical operations of i-Level Systems constituted the reported numbers prior to March 20, 2007 and the combined operations of the Company and i-Level Systems were reported from March 20, 2007 to December 1, 2008.

On December 1, 2008 i-Level SoftComm ceased operations and its business was wound-up.  Also on December 1, 2008 i-Level Systems, the parent company of i-Level SoftComm and a wholly-owned subsidiary of the Company, was sold to our former Chief Executive Officer for $1.  From December 1, 2008 we deconsolidated i-Level Systems and reported a loss from discontinued operations.  Statement of Stockholders’ Equity was retroactively restated to account for the deconsolidation of i-Level Systems and the reversal of reverse merger accounting.  Since December 1, 2008 we have had no operations.

In July 2011, we effected a consolidation of our issued and outstanding shares as well as our authorized share capital, in each case on a one new share for every 70 old shares.  As a result, our authorized share capital was reduced from 1,025,000,000 shares to 14,642,857 shares, par value 0.001 per share.  On March 13, 2012, we effected an increase in our authorized share capital from 14,642,857 shares to 1,000,000,000 shares, par value 0.001 per share.

Plan of Operations

At the present time, we are focusing on obtaining sufficient financing to be able to recommence operations in the social networking, digital media and mobile communications sectors.

As indicated above, on July 9, 2012, we entered into an Agreement in Principle with Telupay, a Jersey Channel Islands limited liability company, pursuant to which we intend to acquire all of the issued and outstanding shares of Telupay. Telupay is an early stage company focused on the development and initial commercialization of mobile banking and payment applications and systems. Telupay is currently pursuing opportunities with certain institutional clients, primarily in the Philippines.

Pursuant to our Agreement in Principle with Telupay, we intend to purchase all of the issued and outstanding shares of Telupay (the “Acquisition”), subject to entry into a formal agreement (the “Formal Agreement”) to be entered into with Telupay and its shareholders on or before August 31, 2012.  The Formal Agreement shall have, among other terms and conditions, the following basic terms and conditions:

  The total purchase price (the “Purchase Price”) for all of the outstanding Telupay shares (the “Purchased Shares”) will be paid by our issuance and delivery to Telupay’s shareholders (the “Vendors”), of an aggregate of 48,839,301 of our restricted common shares (each an “Acquisition Share”); together with such additional number of additional Acquisition Shares as will equate to an equivalent number of shares of Telupay issued by Telupay for financing purposes for cash consideration to Telupay subsequent to entry into the Agreement in Principle, at a deemed issuance price of U.S.$0.001 per Acquisition Share, issuable at closing of the Acquisition;

  At the closing of the Acquisition, our Company’s sole officer and director and major shareholder, Francis Chiew, will tender back to treasury of our Company for cancellation an aggregate of 45,000,000 of our restricted common shares currently held by Mr. Chiew; and
  Closing of the Acquisition shall occur by December 31, 2012 unless the parties agree to an extension of such closing date.

Competition

Our industry is highly competitive and subject to rapid change.  Some of our current and potential competitors for business opportunities have greater technical, financial, marketing, sales and other resources than we do. Such competition will potentially affect our chances of achieving profitability and ultimately adversely affect our ability to continue as a going concern.

Going Concern

Our auditors have issued a going concern opinion.  This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills.  This is because we have not generated any revenues and no revenues are anticipated until we acquire a business.  There is no assurance we will ever acquire a suitable business. We do not have sufficient funds to maintain our operations for the next 12 months.

Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are a shell company and are not generating any revenues from operations.  At the present time, we are focusing on obtaining sufficient financing to be able to recommence operations in the social networking, digital media and mobile communications area.  We have no assurance that future financing will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Additional equity financing could result in additional dilution to our existing shareholders.

Employees

We have one employee, being our current Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and sole director.

We do not intend to hire additional employees at this time.  Our negotiations with Telupay and any searches for any other business opportunity will be conducted by our sole officer and director and consultants he may hire to seek a new business venture.

Subsidiaries

We have no subsidiaries.

Patents and Trademarks

We have no patents or patents pending.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings nor are we aware of any legal proceedings pending or threatened against us or our properties.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

The market for our common stock is limited, volatile and sporadic.  The following table sets forth the high and low bid prices relating to our common stock for the periods indicated, as provided by the OTCQB with retroactive effect to a one (1) new for seventy (70) old reverse stock-split effective July 8, 2011.  These quotations reflect inter-dealer prices without retail mark-up, mark-down, or commissions, and may not reflect actual transactions.

Quarter Ended	High Bid	Low Bid
June 30, 2012	$0.14	$0.05
March 31, 2012	$0.07	$0.05
December 31, 2011	$.10	$0.02
September 30, 2011	$.70	$0.10
June 30, 2011	$1.18	$0.13
March 31, 2011	$0.77	$0.16
December 31, 2010	$1.75	$0.23
September 30, 2010	$1.40	$0.14
June 30, 2010	$1.05	$0.35
March 31, 2010	$0.84	$0.35

The last trade of our common stock was on June 27, 2012, and the closing price on that date was $0.06 per share.

The shares quoted are subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the “penny stock rule”. The Commission generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions.  For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, the monthly statements must be sent disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker dealers to trade and/or maintain a market in the Company’s common stock and may affect the ability of shareholders to sell their shares.

Number of Shareholders

As of July 20, 2012, there were 13,918,825 shares of our common stock issued and outstanding and approximately 60 registered shareholders, which does not include shareholders whose shares are held in street or nominee names.  The transfer agent of our common stock is Transhare Corporation 4626 S. Broadway, Englewood, CO 80113.

Dividends

We have never paid cash dividends or distributions to our equity owners.  We do not expect to pay cash dividends on our common stock, but instead, intend to utilize available cash to support the development and expansion of our business.  Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including but not limited to, future operating results, capital requirements, financial condition and the terms of any credit facility or other financing arrangements we may obtain or enter into, future prospects and in other factors our Board of Directors may deem relevant at the time such payment is considered.  There is no assurance that we will be able or will desire to pay dividends in the near future or, if dividends are paid, in what amount.

Compensation Plans

The following table sets forth information as of December 31, 2011:

Equity Compensation Plan Information
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
(a) Equity compensation plans approved by security holders	N/A	N/A	N/A
(b) Equity compensation plans not approved by security holders	N/A	N/A	N/A

FINANCIAL STATEMENTS

This prospectus includes (i) the unaudited financial statements for the three months ended March 31, 2012 and 2011 and for the period from inception (August 23, 2005) to March 31, 2012, and (ii) the audited financial statements of i-Level Media Group Incorporated as at December 31, 2011 and 2010, and for the period from inception (August 23, 2005) to December 31, 2011.  These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.

i-level Media Group Incorporated (A Development Stage Company)
Condensed Balance Sheets
As at March 31, 2012 (unaudited) and December 31, 2011

	March 31, 2012 $	December 31, 2011 $
Assets

Current Assets
Cash	-	-
Total Assets	-	-

Liabilities and Stockholders’ (Deficit) Equity

Current Liabilities
Accounts payable	120,657	145,822
Accrued expenses	15,746	44,000
Due to related party (Note 3)	35,000	103,000
Notes payable (Note 4)	548,793	534,478
Total Current Liabilities	720,196	827,300

Nature and Continuance of Operations (Note 1)

Stockholders’ Deficit

Common Stock, (Note 5) 1,000,000,000 shares authorized, $0.001 par value 75,918,825 and 13,918,825 issued and outstanding, respectively	75,919	13,919
Additional Paid-in Capital	4,535,075	4,473,075
Foreign Currency Translation	(4,461)	(4,089)
Deficit Accumulated During the Development Stage	(5,326,729)	(5,310,205)
Total Stockholders’ Deficit	(720,196)	(827,300)
Total Liabilities and Stockholders’ Deficit	-	-

(See accompanying notes to these financial statements)

i-level Media Group Incorporated (A Development Stage Company)
Condensed Statements of Operations
(Unaudited)

	For the Three Months Ended March 31, 2012 $	For the Three Months Ended March 31, 2011 $	Accumulated From August 23, 2005 (Inception) to March 31, 2012 $

Revenue	-	-	-

Expenses
Consulting fees – related party	12,000	12,000	382,080
Professional fees	7,091	-	219,018
General and administrative	2,529	902	480,188

Total Operating Expenses	21,620	12,902	1,081,286

Loss from Operations	(21,620)	(12,902)	(1,081,286)

Other Income (Expense):
Forgiveness of debt	15,640	-	15,640
Foreign currency loss	(601)	-	(601)
Interest expense, net	(9,943)	(9,833)	(49,823)

Total Other Income (Expense)	5,096	(9,983)	(34,784)
Net Loss from Continuing Operations	(16,524)	(22,735)	(1,253,374)

Extraordinary items:
Net Loss on Sale of Subsidiary	-	-	(1,018,001)
Loss Before Discontinued Operations	(16,524)	(22,735)	(2,271,375)
Discontinued Operations	-	-	(3,055,354)
Net Loss	(16,524)	(22,735)	(5,326,729)
Net Loss Per Share - Basic and Diluted	-	(.02)
Weighted Average Number of Shares Outstanding	14,600,000	919,000

(See accompanying notes to these financial statements)

i-level Media Group Incorporated (A Development Stage Company)
Condensed Statements of Cash Flows
(Unaudited)

	For the Three Months Ended March 31, 2012 $	For the Three Months Ended March 31, 2011 $

Operating Activities
Net loss	(16,524)	(22,735)
Less non-cash items
Gain on settlement of debt	(15,640)	-
Foreign currency loss	601
Change in operating assets and liabilities
Increase (decrease) in accounts payable	(10,498)	902
Increase in accrued expenses	27,746	12,000
Net Cash Used in Operating Activities	(14,315)	(9,833)

Investing Activities
Net Cash to Investing Activities	-	-

Financing Activities
Increase in notes payable	14,315	9,833
Net Cash Provided by Financing Activities	14,315	21,833

Increase in Cash	-	-
Cash - Beginning of Period	-	-
Cash - End of Period	-	-

Supplemental Disclosures:
Interest paid	-	-
Income taxes paid	-	-

Non-cash Financing and Investing Activities:
Settlement of debt with shares	124,000	-

(See accompanying notes to these financial statements)

i-Level Media Group Incorporated (A Development Stage Company)
Notes to Condensed Financial Statements

1.	Nature of Operations, Continuance of Business and Presentation

The Company was incorporated in the State of Nevada on August 23, 2005 under the name Jackson Ventures, Inc. The Company’s initial operations included the acquisition and exploration of mineral resources. Management changed its primary business to that of developing and operating a proprietary, digital media network service in the transportation segment of the outdoor advertising market in China. This business ceased operations on December 1, 2008 and its business was wound-up. Since December 1, 2008 the Company has no operations. At the present time, the Company is focusing on obtaining sufficient financing to be able to recommence operations in the social networking, digital media and mobile communications area.

On July 8, 2011 the Company completed a reverse stock split on a one new share for seventy old shares basis. As a result of the reverse split, the Company’s issued shares were 918,825 and its authorized share capital decreased from 1,025,000,000 shares of common stock to 14,642,857 shares. On July 27, 2011, the Board of Directors approved an amendment to its articles of incorporation to increase the number of our authorized common stock to 1,000,000,000 shares which became effective March 13, 2012 and on March 31, 2012 the Company issued 40,000,000 shares at $0.002 per share to settle $80,000 owing to its sole director and Chief Executive Officer and issued 22,000,000 shares at $0.002 per share to settle $44,000 of accrued expenses.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company had not generated revenues since inception and currently has no revenue generating operations. The Company has not paid dividends, and is unlikely to pay dividends in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the ability of the Company to obtain equity financing and secure new business operations. As at March 31, 2012, the Company had no assets and total debt of $721,755. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	Summary of Significant Accounting Policies

Reclassification

Certain reclassifications have been made to make 2011 amounts conform to 2012 classifications for comparative purposes.

Use of Estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the reporting period. The Company regularly evaluates estimates and assumptions related to stock-based compensation, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Recent Pronouncements

Recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

International Financial Reporting Standards

In November 2008, the Securities and Exchange Commission (“SEC”) issued for comment a proposed roadmap regarding potential use of financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. Under the proposed roadmap, the Company would be required to prepare financial statements in accordance with IFRS in fiscal year 2014, including comparative information also prepared under IFRS for fiscal 2013 and 2012. The Company is currently assessing the potential impact of IFRS on its financial statements and will continue to follow the proposed roadmap for future developments.

3.	Due to Related Party

The Company’s sole director, President and Chief Executive Officer is owed $4,000 per month for services rendered. Total amounts owing at December 31, 2011 was $103,000. The Company has charged $12,000 (2011 - $12,000) to operations. On March 31, 2012 the Company settled $80,000 of amounts owing by issuing 40,000,000 shares at $0.002 per share. As at March 31, 2012 a total of $35,000 was owed. This amount is unsecured, non-interest bearing and due on demand.

4.	Notes Payable

The Company was loaned $332,332 by family members of two former senior officers and directors of the Company. This loan was purchased by a non-related party during 2011. These loans are unsecured; bear interest at 12% per annum and due on demand. As at March 31, 2012 there was accrued interest of $158,554. This non-related party also purchased $30,400 of non-interest bearing debt owing to the former Chief Executive Officer and has paid certain expenses of the Company and has charged fees for services totaling $57,907 which is non-interest bearing, unsecured and due on demand.

5.	Common Stock

On March 31, 2012 the Company issued 40,000,000 shares at $0.002 per share to settle $80,000 owing to its sole director, President and Chief Executive Officer and issued 22,000,000 shares at $0.002 per share to settle $44,000 of accrued expenses.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
i-level Media Group, Incorporated

We have audited the accompanying balance sheet of i-level Media Group, Incorporated as of December 31, 2011 and 2010 and the related statements of operations, stockholders’ equity and cash flows for the years then ended and for the period from August 23, 2005 (date of inception) to December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of i-level Media Group, Incorporated as of December 31, 2011 and 2010 and the results of its operations and its cash flows for the years then ended and for the period from August 23, 2005 (date of inception) to December 31, 2011 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses, had negative cash flows from operations and has ceased operations and divested itself of its subsidiaries. All of these factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in the Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Weaver, Martin & Samyn, LLC
Kansas City, MO
March 30, 2012

i-level Media Group Incorporated (A Development Stage Company)
Balance Sheets
As at December 31, 2011 and 2010

	December 31, 2011 $	December 31, 2010 $

Assets

Current Assets
Cash	-	-

Total Assets	-	-

Liabilities and Stockholders’ (Deficit) Equity

Current Liabilities
Accounts payable	145,822	149,794
Accrued expenses (Note 3)	326,011	251,132
Notes payable (Note 4)	355,467	332,332

Total Current Liabilities	827,300	733,258

Nature and Continuance of Operations (Note 1)

Stockholders’ Deficit

Common Stock, (Notes 6 and 7) 1,000,000,000 shares authorized, $0.001 par value 13,918,825 and 918,825 issued and outstanding, respectively	13,919	919
Additional Paid-in Capital	4,473,075	4,473,075
Foreign Currency Translation	(4,089)	(7,222)
Deficit Accumulated During the Development Stage	(5,310,205)	(5,200,030)

Total Stockholders’ Deficit	(827,300)	(733,258)

Total Liabilities and Stockholders’ Deficit	-	-

(See accompanying notes to these financial statements)

i-level Media Group Incorporated (A Development Stage Company)
Statements of Operations
For the Years Ended December 31, 2011 and 2010

	Accumulated From August 23, 2005 (Inception) to December 31, 2011 $	For the Year Ended December 31, 2011 $	For the Year Ended December 31, 2010 $

Revenue	-	-	-

Expenses
Consulting fees – related party	370,080	48,000	48,000
Professional fees	211,927	15,000	-
General and administrative	477,659	7,295	3,902

Total Operating Expenses	1,059,666	70,295	51,902

Loss from Operations	(1,059,666)	(70,295)	(51,902)

Other Income (Expense):
Interest expense, net	(177,184)	(40,467)	(39,880)

Total Other Income (Expense)	(177,184)	(40,467)	(39,880)
Net Loss from Continuing Operations	(1,236,850)	(110,175)	(92,369)

Extraordinary items:

Net Loss on Sale of Subsidiary	(1,018,001)	-	-

Loss Before Discontinued Operations	(2,254,851)	(110,175)	(92,369)
Discontinued Operations	(3,055,354)	-	-

Net Loss	(5,310,205)	(110,175)	(92,369)

Net Loss Per Share - Basic and Diluted		(.02)	(.10)

Weighted Average Number of Shares Outstanding		7,045,000	896,000

(See accompanying notes to these financial statements)

i-level Media Group Incorporated (A Development Stage Company)
Statements of Cash Flows
For the Years Ended December 31, 2011 and 2010

	Accumulated from August 23, 2005 (Inception) to December 31, 2011 $	For the Year Ended December 31, 2011 $	For the Year Ended December 31, 2010 $

Operating Activities
Net loss	(2,254,851)	(110,175)	(92,369)
Discontinued Operations	(3,055,354)	-	-

Adjustments to reconcile net loss to cash
Shares issued for accrued consulting fees - related party	202,400	-	-
Donated services and expenses	20,000
Loss on sale of subsidiary	1,018,001	-	-
Change in operating assets and liabilities
Increase (decrease) in accounts payable	141,733	(839)	(3,297)
Increase in accrued expenses	695,497	87,879	95,666

Net Cash Used in Operating Activities	(3,232,574)	(23,135)	-

Investing Activities

Net Cash to Investing Activities	-	-	-

Financing Activities
Proceeds from notes payable – related party	370,467	23,135	-
Proceeds from sale of common stock	2,862,107	-	-

Net Cash Provided by Financing Activities	3,232,574	23,135	-

Increase in Cash	-	-	-

Cash - Beginning of Period	-	-	-

Cash - End of Period	-	-	-

Supplemental Disclosures:
Interest paid	32,452	-	-
Income taxes paid	-	-	-

Non-cash Financing and Investing Activities:
Settlement of debt with shares	1,051,634	-	-
Accrued expenses settled in common stock	202,400	13,000	-

(See accompanying notes to these financial statements)

i-Level Media Group Incorporated (A Development Stage Company)
Statement of Stockholders’ Equity (Deficit)
From August 23, 2005 (Date of Inception) to December 31, 2011

					Accumulated
			Additional	Foreign	During the
	Common		Paid-in	Currency	Development
	Stock	Amount	Capital	Translation	Stage	Total
	#	$	$	$	$	$

Issuance of Shares on August 23, 2005 (Inception)	-	-	-	-	-	-
Issued for cash	585,714	586	3,414	-	-	4,000
Issued for cash	243,071	243	82,757	-	-	83,000
Donated Services and Expenses	-	-	5,000	-	-	5,000
Net Loss for the Period from Operations	-	-	-	-	(22,979)	(22,979)
Net Loss for the Period from Discontinued Operations	-	-	-	-	(453,691)	(453,691)

Balance - December 31, 2005	828,785	829	91,171	-	(476,670)	(384,670)
Donated Services and Expenses	-	-	15,000	-	-	15,000
Net Loss for the Year From Operations	-	-	-	-	(110,918)	(110,918)
Net Loss for the Year From Discontinued Operations	-	-	-	-	(388,517)	(388,517)

Balance - December 31, 2006	828,785	829	106,171	-	(976,105)	(869,105)
Cancellation of founders shares	(585,714)	(586)	586	-	-	-
Shares issued to acquire subsidiaries	385,714	386	350,467	-	-	350,853
Shares issued to settle debt	71,429	71	499,929	-	-	500,000
Shares issued to settle debt	14,738	15	309,486	-	-	309,501
Shares issued in a unit private placement	37,143	37	1,299,963	-	-	1,300,000
Shares issued in a unit debt private placement	5,714	6	199,994	-	-	200,000
Shares issued in a private placement	7,653	8	374,992	-	-	375,000
Shares issued in a unit private placement	28,571	28	499,972	-	-	500,000
Shares issued as a finders fee	1,714	2	29,898	-	-	30,000
Capital raising costs	-	-	(30,000)	-	-	(30,000)
Shares issued pursuant to a financial services contract	14,286	14	172,486	-	-	172,500
Shares issued in a unit private placement	35,714	36	499,964	-	-	500,000
Capital raising costs	-	-	(69,894)	-	-	(69,894)
Net Loss for the Year From Operations	-	-	-	-	(435,720)	(435,720)
Net Loss for the Year From Discontinued Operations	-	-	-	-	(1,639,214)	(1,639,214)

Balance – December 31, 2007	845,747	846	4,244,014	-	(3,051,039)	1,193,921
Shares issued to settle debt	2,143	2	29,998	-	-	30,000
Net Loss for the Year From Operations	-	-	-	-	(1,340,475)	(1,340,475)
Net Loss for the Year From Discontinued Operations	-	-	-	-	(573,932)	(573,932)

Balance - December 31, 2008	847,891	848	4,274,012	-	(4,965,446)	(690,586)
Net Loss for the Year	-	-	-	-	(142,214)	(142,214

Balance - December 31, 2009	847,891	848	4,274,012	-	(5,107,660)	(832,800)
Shares issued to settle debt	42,857	43	149,957	-	-	150,000
Shares issued to settle debt	28,077	28	49,106	-	-	49,133
Foreign currency translation				(7,222)	-	(7,222)
Net Loss for the Year	-	-	-	-	(92,369)	(92,369)

Balance - December 31, 2010	918,825	919	4,473,075	(7,222)	(5,200,030)	(733,258)
Shares issued to settle debt	13,000,000	13,000	-		-	13,000
Foreign currency translation				3,133	-	3,133
Net Loss for the Year	-	-	-		(110,175)	(110,175)

Balance - December 31, 2011	13,918,825	13,919	4,473,075	(4,089)	(5,310,205)	(827,300)

(See accompanying notes to these financial statements)

i-Level Media Group Incorporated (A Development Stage Company)
Notes to Financial Statements

1.	Nature of Operations, Continuance of Business and Presentation

The Company was incorporated in the State of Nevada on August 23, 2005 under the name Jackson Ventures, Inc. The Company’s initial operations included the acquisition and exploration of mineral resources. Management changed its primary business to that of developing and operating a proprietary, digital media network service in the transportation segment of the outdoor advertising market in China. On January 29, 2007 the Company entered into a Share Exchange Agreement to acquire the business of i-Level Media Systems Limited (“i-Level Systems”), a limited liability Company incorporated on May 23, 2003 under the International Business Act of the British Virgin Islands. I-Level Systems owns 100% of i-Level SoftComm (Shanghai) Company Ltd. (“i-Level SoftComm”), a wholly foreign owned enterprise formed under the laws of the People’s Republic of China (the “PRC”) on August 12, 2004. i-Level SoftComm was a development stage company devoting substantially all of its efforts to establishing a new business in the PRC, which involved selling out-of-home video advertising timeslots on its network of flat-panel video advertising display units installed in taxis. The acquisition of i-Level Systems was completed on March 20, 2007. See Note 7 for full disclosure of this transaction and related financing transactions. As control of the Company transferred to the shareholders of i-Level Systems on March 20, 2007 this acquisition was considered a recapitalization of i-Level Systems. The acquisition was accounted for using reverse merger accounting rules whereby the historical operations of i-Level Systems constituted the reported numbers prior to March 20, 2007 and the combined operations of the Company and i-Level Systems were reported from March 20, 2007 to December 1, 2008. On December 1, 2008 i-Level SoftComm ceased operations and its business was wound-up. Also on December 1, 2008 i-Level Systems, the parent company of i-Level SoftComm and a wholly-owned subsidiary of the Company was sold to the Company’s former Chief Executive Officer for $1. From December 1, 2008 the Company deconsolidated its subsidiary and reported a loss on discontinued operations of $573,932 and upon wind-up recorded a gain of $596,799 and upon sale recorded a loss of $1,614,800. The comparative balance sheet included the accounts of i-Level Systems and i-Level SoftComm. The Statement of Stockholders’ Equity was retroactively restated to account for the deconsolidation of i-Level Systems and the reversal of reverse merger accounting. Since December 1, 2008 the Company has no operations.

On July 8, 2011 the Company effected a reverse stock split on a one new share for seventy old shares basis. As a result of the reverse split, the Company’s authorized share capital decreased from 1,025,000,000 shares of common stock to 14,642,857 shares of common stock On the date of record there were 64,317,715 shares issued and outstanding. Upon consolidation there were 918,825 shares issued and outstanding. This consolidation has been applied retroactively to restate all share and per share amounts. On July 27, 2011, the Board of Directors approved an amendment to its articles of incorporation to increase the number of our authorized common stock to 1,000,000,000 shares which became effective March 13, 2012.

On July 13, 2011 the Company settled $13,000 of debt owing to the Chief Executive Officer and issued 13,000,000 post-consolidation shares at $.001 per share.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company had not generated revenues since inception and currently has no revenue generating operations. The Company has not paid dividends, and is unlikely to pay dividends in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the ability of the Company to reorganize its share capital, obtain equity financing and secure new business operations. As at December 31, 2011, the Company had no assets and debt of $827,299 and had accumulated losses of $5,310,205 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. At the present time, the Company is focusing on obtaining sufficient financing to be able to recommence operations in the social networking, digital media and mobile communications area.

2.	Summary of Significant Accounting Policies

Reclassification

Certain reclassifications have been made to make 2010 amounts conform to 2011 classifications for comparative purposes.

Fair Value

The Company complies with the provisions of ASC 820,“Fair Value Measurements and Disclosures” (“ASC 820”), which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements required under other accounting pronouncements. See Note xx.

Use of Estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the reporting period. The Company regularly evaluates estimates and assumptions related to stock-based compensation, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Cash and Cash Equivalents

Cash and cash equivalents include cash on deposit in overnight deposit accounts and investments in money market accounts.

Financial Instruments

The Company has financial instruments whereby the fair value of the financial instruments could be different from that recorded on a historical basis in the accompanying balance sheets. The Company’s financial instruments consist of accounts payable, accrued liabilities, and notes payable. The carrying amounts of the Company’s financial instruments approximate their fair values as of December 31, 2011 and 2010 due to their short-term nature.

Income Taxes

The Company follows ASC subtopic 740-10 (formerly Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes”) for recording the provision for income taxes. ASC 740-10 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Stock-based Compensation

The Company accounts for stock-based compensation under ASC Topics 718 and 505, formerly SFAS No. 123R, “Stock-Based Payment” and SFAS No. 148, ‘“Accounting for Stock-Based Compensation - Transition and Disclosure - An amendment to SFAS No. 123.” These standards define a fair value based method of accounting for stock-based compensation. These standards define a fair- value- based method of accounting for stock-based compensation. In accordance with ASC, the cost of stock-based compensation is measured at the grant date based on the value of the award and is recognized over the vesting period. The value of the stock-based award is determined using the Black-Scholes option-pricing model, whereby compensation cost is the excess of the fair value of the award as determined by the pricing model at the grant date or other measurement date over the amount that must be paid to acquire the stock. The resulting amount is charged to expense on the straight-line basis over the period in which the Company expects to receive the benefit, which is generally the vesting period. During the year ended December 31, 2011, the Company recognized stock-based compensation of $0 and $0, respectively.

Basic and Diluted Net Income (Loss) Per Share

Net loss per share is computed in accordance with ASC subtopic 260-10. The Company presents basic loss per share (“EPS”) and diluted EPS on the face of its statements of operations. Basic EPS is computed by dividing reported earnings by the weighted average shares outstanding. Diluted EPS is computed by adding to the weighted average shares the dilutive effect if common stock was issued upon the exercise of stock options and warrants. For the years ended December 31, 2011 and 2010, the denominator in the diluted EPS computation is the same as the denominator for basic EPS due to the anti-dilutive effect of outstanding warrants on the Company’s net loss. Total potentially dilutive common share equivalents relating to stock purchase warrants issued, as at December 31, 2011 and 2010, is 0 and 0, respectively.

Recent Pronouncements

In December 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2010-29, “Business Combinations (Topic 805): Disclosures of Supplementary Pro Forma Information for Business Combinations” (ASU 2010-29), which specifies that pro forma disclosures for business combinations are to be reported as if the business combinations that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period. The pro forma disclosures must also include a description of material, nonrecurring pro forma adjustments. ASU 2010-29 is effective for business combinations with an acquisition date of January 1, 2011 or later. Adoption of the new requirement did not have an effect on the Company’s financial position, results of operations or cash flows.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

International Financial Reporting Standards

In November 2008, the Securities and Exchange Commission (“SEC”) issued for comment a proposed roadmap regarding potential use of financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. Under the proposed roadmap, the Company would be required to prepare financial statements in accordance with IFRS in fiscal year 2014, including comparative information also prepared under IFRS for fiscal 2013 and 2012. The Company is currently assessing the potential impact of IFRS on its financial statements and will continue to follow the proposed roadmap for future developments.

3.	Accrued Expenses

	December 31, 2011 $	December 31, 2010 $

Accounts Payable
Accrued consulting fees	44,000	44,000
Accrued interest on loans	148,611	108,732
Accrued wages to former senior officers	30,400	30,400
Accrued remuneration to officer/director	103,000	68,000
	326,011	251,132

4.	Notes Payable

Related Party - In March and April, 2008 $347,332 was loaned to the Company by family members of the two former senior officers and directors of the Company. These loans are unsecured; bear interest at 12% per annum and due on demand. On May 12, 2010, the Company settled $15,000 of this debt plus $3,733 of accrued interest by issuing 10,705 post-consolidation shares. As at December 31, 2011 there was accrued interest of $148,611 owing.

Non-related Party - During 2011 the Company received non-interest bearing loans of $23,135.

5.	Common Stock

On July 8, 2011 the Company completed a reverse stock split on a one new share for seventy old shares basis. As a result of the reverse split, the Company’s authorized share capital decreased from 1,025,000,000 shares of common stock to 14,642,857 shares of common stock On the date of record there were 64,317,715 shares issued and outstanding. Upon consolidation there were 918,825 shares issued and outstanding. This consolidation has been applied retroactively to restate all share and per share amounts.

On July 27, 2011, the Board of Directors approved an amendment to its articles of incorporation to increase the number of our authorized common stock to 1,000,000,000 shares which became effective March 13, 2012.

On July 13, 2011 the Company settled $13,000 of debt owing to the Chief Executive Officer and issued 13,000,000 post-consolidation shares at $.001 per share.

In April 2010 the Company settled accrued expenses of $150,000 by issuing 42,857 post-consolidation shares and accrued wages to a former senior officer of $30,400 by issuing 17,371 post-consolidation shares.

6.	Stock Options and Warrants Outstanding

As at December 31, 2011 there were no stock options or warrants outstanding.

7.	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. Pursuant to ASC 740 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years. As the criteria for recognizing future income tax assets have not been met due to the uncertainty of realization, a valuation allowance of 100% has been recorded for the current and prior year.

The components of the net deferred tax asset at December 31, 2011 and 2010 and the effective tax rate and the estimated amount of the valuation allowance are scheduled below:

	December 31, 2011 $	December 31, 2010 $
Cumulative Combined Net Operating Losses
Cumulative Combined Net Operating Losses	2,031,000	1,918,000
Effective Tax Rate	34%	34%
Deferred Tax Asset	691,000	652,000
Valuation Allowance	(691,000)	(652,000)
Net Deferred Tax Asset	-	-

8.	Fair Value Measurements

The Company adopted ASC Topic 820-10 at the beginning of 2009 to measure the fair value of certain of its financial assets required to be measured on a recurring basis. The adoption of ASC Topic 820-10 did not impact the Company’s financial condition or results of operations. ASC Topic 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). ASC Topic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability. The three levels of the fair value hierarchy under ASC Topic 820-10 are described below:

Level 1 – Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

Level 2 – Valuations based on quoted prices for similar assets and liabilities in active markets, quoted prices for identical assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3 – Valuations based on inputs that are supportable by little or no market activity and that are significant to the fair value of the asset or liability.

The Company has no level 3 assets or liabilities.

The following table presents a reconciliation of all assets and liabilities measured at fair value on a recurring basis as of December 31, 2010:

	Level 1 $	Level 2 $	Level 3 $	Total $
Assets:	-	-	-	-
Liabilities:
Accounts payable	-	149,794	-	149,794
Accrued expenses	-	251,132	-	251,132
Notes payable	-	332,332	-	332,332

The following table presents a reconciliation of all assets and liabilities measured at fair value on a recurring basis as of December 31, 2011:

	Level 1 $	Level 2 $	Level 3 $	Total $
Assets:	-	-	-	-
Liabilities:
Accounts payable	-	145,821		145,821
Accrued expenses	-	326,011	-	326,011
Notes payable	-	355,467	-	355,467

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition, changes in financial condition, plan of operations and results of operations should be read in conjunction with (i) our audited consolidated financial statements as at December 31, 2011 and 2010; (ii) our unaudited financial statements for the three month period ended March 31, 2012 and 2011 and for the period from inception (August 23, 2005) to March 31, 2012 and (iii) the section entitled “Business”, included in this prospectus.  The discussion contains forward-looking statements that involve risks, uncertainties and assumptions.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus.

Plan of Operations

At the present time, we are focusing on obtaining sufficient financing to be able to recommence operations in the social networking, digital media and mobile communications sectors.

As indicated above in this prospectus under “Business—Plan of Operations”, on July 9, 2012, we entered into an Agreement in Principle with Telupay, a Jersey Channel Islands limited liability company, pursuant to which we intend to acquire all of the issued and outstanding shares of Telupay. Telupay is an early stage company focused on the development and initial commercialization of mobile banking and payment applications and systems. Telupay is currently pursuing opportunities with certain institutional clients, primarily in the Philippines.

Results of Operations

The following sets table sets out our losses for the periods indicated:

	Accumulated From August 23, 2005 (Inception) to	For the Three Months Ended	For the Three Months Ended	For the Year Ended	For the Year Ended
	March 31, 2012	March 31, 2012	March 31, 2011	December 31, 2011	December 31, 2010
		$$	$	$	$
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Revenue	–	–	–	–	–

Expenses

Consulting fees- related	382,080	12,000	12,000	48,000	48,000
Professional fees	219,018	7,091	-	15,000	-
General and administrative	480,188	2,529	902	7,295	3,902

Total Operating Expenses	1,081,286	21,620	12,902	70,295	51,902

Loss from Operations	(1,081,286)	(21,620)	(12,902)	(70,295)	(51,902)

Other Income (Expense)
Forgiveness of debt	15,640	15,640	-	-	-
Foreign currency loss	(601)	(601)	-	-	-
Interest expense, net	(49,823)	(9,943)	(9,833)	(40,467)	(39,880)

Total Other Income (Expense)	(34,784)	5,096	(9,983)	(40,467)	(92,369)
Net Loss from Continuing Operations	(1,253,374)	(16,524)	(22,735)	(110,175)	(92,369)

Extraordinary Item:

Net Loss on Sale of Subsidiary	(1,018,001)	-	-	-	-

Loss Before Discontinued Operations	(2,271,375)	(16,524)	(22,735)	(110,175)	(92,369)
Discontinued Operations	(3,055,354)	-	-	-	-

Net Loss	(5,326,729)	(16,524)	(22,735)	(110,175)	(92,369)

Net Loss Per Share – Basic and Diluted		-	(0.02)	(0.02)	(0.10)

Weighted Average Number of Shares Outstanding		14,600,000	919,000	7,045,000	896,000

Revenues

We had no operating revenues since our inception (August 23, 2005) to Mach 31, 2012.  We anticipate that we will not generate any revenues for so long as we are an exploration stage company.

Three Months Ended March 31, 2012 Compared to the Three Months Ended March 31, 2011

Operating Expenses

For the three months ended March 31, 2012, expenses relating to ongoing operations are general and administrative increased by approximately $9,000 to $21,620 compared to such expenses during our three months ended March 31, 2011 ($12,902). The most significant expense is $4,000 per month accruing to our President and CEO for services rendered (same during three month period ended March 31, 2011) and $7,000 for professional fees ($Nil during three month period ended March 31, 2011).

Net Loss

The net loss for the three months ended March 31, 2012 was $16,524 (three months ended March 31, 2011 - $22,735) which included operating expenses of $21,620 (three months ended March 31, 2011 - $12,902), forgiveness of debt of $15,640 (three months ended March 31, 2011 - $Nil) and interest expense of $9,943 (three months ended March 31, 2011 – $9,833).

Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

Operating Expenses

Our initial operations included the acquisition and exploration of mineral resources.  We changed our primary business to that of developing and operating a proprietary, digital media network service in the transportation segment of the outdoor advertising market in China until we ceased operations on December 1, 2008, since which time we have been considered a discontinued operation.  Our ongoing expenses are solely related to being a public company, now a shell public company.

Expenses relating to ongoing operations include interest expense, consulting fees, professional fees and general and administrative expenses which increased by approximately $18,000 to $110,175 (2010 - $92,369). This increase was a result of having no operations except for being a public company.

Net Loss

The net loss for the year ended December 31, 2011 included net loss from ongoing operations of $110,175 (2010 - $92,369) which was made up of general and administrative costs.

Liquidity and Capital Resources

The following table sets forth our cash and working capital as of March 31, 2012 and December 31, 2011:

		March 31, 2012		December 31, 2011
Cash reserves	$	Nil	$	Nil
Working capital (deficit)		(720,196)		(827,300)

Currently, we have no cash and have not made any arrangements to raise additional cash. We currently need additional funds and if we are unable to source them we will either have to suspend operations until we do raise the cash, or cease operations entirely. As of December 31, 2011, our total assets were $Nil, our total liabilities were $827,300, and our net working capital deficiency was $827,300.  As of March 31, 2012, our total assets were $Nil and our total liabilities were $720,196 after settling $124,000 of accrued expenses by issuing 62,000,000 shares at $0.002 per share.

Net Cash Used in Operating Activities

During the year ended December 31, 2011 we used approximately $23,000 due to an increase in accounts payable and accrued liabilities of approximately $90,000 (2010 - $96,000) and our net loss of approximately $110,000 (2010 - $92,000).

Net cash used in operating activities was approximately $14,000 during the three months ended March 31, 2012, which made up of our net loss of approximately $16,000 and adding back forgiveness of debt of approximately $16,000 and an overall decrease in current liabilities of approximately $18,000, as compared to approximately $16,000 during the three months ended March 31, 2011.  Net cash used in operating activities from our inception on August 23, 2005 to March 31, 2012 was $5,326,729.

Net Cash Used in Investing Activities

We had no investing activities during the years ended December 31, 2011 and 2010 and during the three months ended March 31, 2012.

Net Cash from Financing Activities

During the year ended December 31, 2011, we received a loan of $23,135 which is unsecured, non-interest bearing and due on demand. We did not generate any funds from financing activities during the year ended December 31, 2010.

During the three months ended March 31, 2012, we had an increase of approximately $14,000 in financing activities made up of an increase in notes payable of approximately $14,000.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue our business. For these reasons our auditors stated in their report on our audited financial statements for the year ended December 31, 2011 that they have substantial doubt we will be able to continue as a going concern.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis.  The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

We believe the following critical accounting policies require us to make significant judgments and estimates in the preparation of our consolidated financial statements.

Use of Estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the reporting period.  We regularly evaluate estimates and assumptions related to the useful life and recoverability of long-lived assets, stock-based compensation, and deferred income tax asset valuation allowances.  We base our estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by us may differ materially and adversely from our estimates.  To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Recent Accounting Pronouncements

Our Company has implemented all new accounting pronouncements that are in effect and that may impact our financial statements and we do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements with our principal independent accountants.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officer and director and his age as of the date of this prospectus is as follows:

Name	Age	Position Held
Francis Chiew	48	President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director

The following is a description of the business background of our sole director and executive officer:

Mr. Chiew served as a director of our Company from May 31, 2007 until July 31, 2008.  On August 4, 2009 Mr. Chiew rejoined the Company as President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and sole director.  Since February 2006 to present, Mr. Chiew has served as the Managing Director of Lightship Asia Pacific, LLC (USA) (“LAP”) and as a director and the General Manager of two of LAP’s joint ventures - China Lightship Leasing Co. (HK) Ltd. (“CLLC”) and Beijing Lightship Advertising Co. Ltd (“BLAC”).  LAP, CLLC and BLAC were formed to establish advertising opportunities using airships.  From October 2009 to February 2011, Mr. Chiew served as President, Secretary, Chief Executive Officer, Chief Financial Officer and a director of Pulse Beverage Corp. (“Pulse”) a Nevada corporation that is a reporting company under the Exchange Act.  In February 2011 Mr. Chiew resigned as President, Chief Executive Officer and Chief Financial Officer of Pulse, but remains as Secretary and as a director of Pulse.

Term of Office

Our director is appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws.  Our officer is appointed by our board of directors and holds office until removed by the board.

Significant Employees

We have no significant employees other than the officer and director described above.

Family Relationships

This section is not applicable as Mr. Chiew is our sole director and officer.

Involvement in Certain Legal Proceedings

To the best of our knowledge and belief, our sole director and officer has not been involved in any of the following events during the past ten years that is material to an evaluation of his ability to serve as an executive officer or director of our Company:

1.	a petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i)	acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)	engaging in any type of business practice; or

(iii)	engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.	such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3(i) above, or to be associated with persons engaged in any such activity;

5.	such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.	such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.	such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i)	any Federal or State securities or commodities law or regulation;

(ii)	any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii)	any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.	such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the United States Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

We are not aware of any material legal proceedings in which any of the following persons is a party adverse to our Company or has a material interest adverse to our Company: (a) any current director, officer, or affiliate of our Company, or any owner of record or beneficial owner of more than five percent of any class of voting securities of our Company; (b) any person proposed for appointment or election as a director or officer of our Company; or (c) any associate of any such person.

Committees

Our Board of Directors acts as our nominating committee and our audit committee; we do not have separate committees that perform these functions nor do we have nominating committee or audit committee charters.  We have not identified a financial expert that serving on the Board.  We intend to establish an audit committee, appoint sufficient independent members thereto and identify an “expert” for the committee to advise other members as to correct accounting and reporting procedures.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The table below summarizes all compensation awarded to, earned by or paid to our executive officers by any person for all services rendered in all capacities to us during our fiscal years ended December 31, 2011 and 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Non-qualified Deferred Compen-sation Earnings ($)	All Other Com-pen-sation ($)	Total ($)
Francis Chiew President, Chief Executive Officer, Chief Financial Officer, Secretary & Treasurer	2011 2010	48,000 48,000	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	48,000 48,000

Outstanding Equity Awards

As at December 31, 2011 there were no unexercised options, stock that had not vested or outstanding equity incentive plan awards with respect to any of our officers or directors.

Compensation of Directors

We did not pay our director any fees or other compensation for acting as a director during our fiscal year ended December 31, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of July 20, 2012 by: (i) each person (including any group) known to us to own more than 5% of any class of our voting securities, (ii) each of our directors, (iii) each of our officers and (iv) our officers and directors as a group.  Each stockholder listed possesses sole voting and investment power with respect to the shares shown.

Title of class	Name and address of beneficial owner(1)	Amount and nature of beneficial owner(2)	Percentage of class(3)
Officers and Directors
Common Stock	Francis Chiew(1)	53,000,000	69.8%
Common Stock	All executive officers and directors as a group (one person)	53,000,000	69.8%

(1)	The address of our officers and directors our Company’s address, which is 902, B1, KangBao, Huayuan #8 Gongren Tiyuchang Donglu, Chaoyand District, Beijing, PRC 100020.
(2)	Under Rule 13d-3 of the Exchange Act a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.
(3)	Based on 75,918,825 shares of our common stock issued and outstanding as of July 20, 2012.

Changes in Control

Except as described below, we are unaware of any contract, or other arrangement or provision, the operation of which may at a subsequent date result in a change of control of our Company.

As described above under “Description of Business—Plan of Operations,” on July 9, 2012, we entered Agreement in Principle with Telupay, pursuant to which we intend to purchase all of the issued and outstanding shares of Telupay (the “Acquisition”), subject to entry into a formal agreement (the “Formal Agreement”) to be entered into with Telupay and its shareholders on or before August 31, 2012.  The Formal Agreement shall have, among other terms and conditions, the following basic terms and conditions:

  The total purchase price (the “Purchase Price”) for all of the outstanding Telupay shares (the “Purchased Shares”) will be paid by our issuance and delivery to Telupay’s shareholders (the “Vendors”), of an aggregate of 48,839,301 of our restricted common shares (each an “Acquisition Share”); together with such additional number of additional Acquisition Shares as will equate to an equivalent number of shares of Telupay issued by Telupay for financing purposes for cash consideration to Telupay subsequent to entry into the Agreement in Principle, at a deemed issuance price of U.S.$0.001 per Acquisition Share, issuable at closing of the Acquisition; and
  At the closing of the Acquisition, our Company’s sole officer and director and major shareholder, Francis Chiew, will tender back to treasury of our Company for cancellation an aggregate of 45,000,000 of our restricted common shares currently held by Mr. Chiew.

Thus, if the Acquisition is successful, there will be a change in control of our Company, as the current shareholders of Telupay, rather than Mr.Chiew, would then hold a majority of our Company’s issued and outstanding shares.

EXPERTS

McMillan LLP, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

The audited consolidated financial statements included in this prospectus have been audited by Weaver, Martin & Samyn, LLC, Chartered Accountants, which is an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus.  These financial statements are included in reliance upon the authority of said firm as an expert in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock offered hereby was employed on a contingency basis, or had, or is to receive, in connection with such offering, a substantial interest, direct or indirect, in our Company, nor was any such person connected with our Company as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Except as described below, are no transactions, during our last two fiscal years to date, or any currently proposed transactions, in which we were or are to be a participant where the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for each of our last two fiscal years, and in which any “related person” had or will have a direct or indirect material interest. “Related person” includes:

(a)	any of our directors or officers;

(b)	any person proposed as a nominee for election as a director;

(c)	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or

(d)	any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of any of the foregoing persons who has the same house as any of such person.

In March and April, 2008 $347,332 was loaned to the Company by family members of the two former senior officers and directors of the Company. These loans are unsecured; bear interest at 12% per annum and due on demand. On May 12, 2010, the Company settled $15,000 of this debt plus $3,733 of accrued interest by issuing 10,705 post-consolidation shares. As at December 31, 2011 there was accrued interest of $148,611 owing.  The balance of this loan ($332,332) was purchased by a non-related party during 2011.  As at March 31, 2012 there was accrued interest of $158,554.

In July, 2011 the Company settled $13,000 of debt owing to Mr. Chiew, the Company’s sole officer and director, and issued 13,000,000 post-consolidation shares at $.001 per share.

As of March 31, 2012, Mr. Chiew is owed $4,000 per month for services rendered. Total amounts owing at December 31, 2011 was $103,000. On March 31, 2012 the Company settled $80,000 of amounts owing by issuing 40,000,000 shares at $0.002 per share. As at March 31, 2012 a total of $35,000 was owed. This amount is unsecured, non-interest bearing and due on demand.

As indicated above, Mr. Chiew is our sole officer and director.  He is not an independent director under the standards of the NYSE MKT Equities exchange.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes, our Articles of Incorporation and our Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our Company.  You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC’s principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, at 100 F Street, NE, Washington, D.C. 20549, on official business days during the hours of 10:00 a.m. to 3:00 p.m.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC.  Our registration statement and the referenced exhibits can also be found on this site.

We are subject to the Exchange Act and we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

DEALER PROSPECTUS DELIVERY OBLIGATION

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations may not be relied on as having been authorized by us.  Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date of this prospectus.  This prospectus does not constitute any offer to sell, or solicitation of any offer to buy, by any person in any jurisdiction in which it is unlawful for any such person to make such an offer or solicitation.  Neither the delivery of this prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a list of the expenses to be incurred by us in connection with the preparation and filing of this registration statement.  All amounts shown are estimates except for the SEC registration fee:

SEC registration fee:	$151.27
Accounting fees and expenses:	$10,000
Legal fees and expenses:	$25,000
Transfer agent and registrar fees:	$2,000
Fees and expenses for qualification under state securities laws:	$1,500
Miscellaneous (including Edgar filing fees):	$1,000
Total:	$39,651.27

We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the Selling Stockholders.  The Selling Stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage or underwriting discounts or commissions paid by the Selling Stockholders to broker-dealers in connection with the sale of their shares.

ITEM 14.        INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our directors and officers are indemnified as provided by the Nevada Revised Statutes (the “NRS”), our Articles of Incorporation and our Bylaws.

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

1.	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

2.	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Section 78.7502 of the NRS provides as follows:

1.	A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to NRS 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

2.	A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to NRS 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.	To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation

Our Articles of Incorporation provide that no director or officer shall be liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, excepting only (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of dividends in violation of Nevada Revised Statutes Section 78.300.

Our Bylaws

Our Bylaws provide that we shall, to the fullest extent permitted by law, indemnify all persons whom we may indemnify pursuant thereto; provided, however, that we shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was initiated or authorized by one or more members of our board of directors. We may, at our expense, maintain insurance to protect ourselves and any other person against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under Nevada law.

ITEM 15.        RECENT SALES OF UNREGISTERED SECURITIES

In April 2010 we settled (i) accrued expenses of $75,000 to a former director by issuing 21,429 shares at a deemed issuance price of $3.50 per share and (ii) accrued expenses of $75,000 pursuant to a consulting contact by issuing 21,429 shares at a deemed issuance price of $3.50 per share.  In each case, we relied on exemptions from registration under the Securities Act provided by Regulation S and/or Section 4(2) of the Securities Act.

In May 2010, we settled (i) accrued wages of $30,400 to a former senior officer by issuing 17,371 shares at a deemed issuance price of $1.75 per share and (ii) a loan payable (including accrued interest) of $18,733 by issuing 10,705 shares at a deemed issuance price of $1.75 per share.  In each case, we relied on exemptions from registration under the Securities Act provided by Regulation S and/or Section 4(2) of the Securities Act.

Effective on July 13, 2011, we completed a shares-for-debt private placement involving the sale of an aggregate of 13,000,000 shares at a deemed subscription price of $0.001 per share, in settlement of an aggregate of $13,000 owed by our Company to the shares-for-debt purchaser.  We relied on exemptions from registration under the Securities Act provided by Regulation S, based on representations and warranties provided by the purchaser of the shares in his subscription agreement entered into with our Company.

On March 31, 2012 we completed a shares-for-debt private placement involving the sale of an aggregate of 62,000,000 shares at a deemed issuance price of $0.002 per share, in settlement of an aggregate of $124,000 owed by our Company to the shares-for-debt purchasers.  We relied on exemptions from registration under the Securities Act provided by Regulation S, based on representations and warranties provided by the purchasers of the shares in their respective subscription agreements entered into with our Company.

ITEM 16.        EXHIBITS

The following exhibits are filed with this registration statement on Form S-1:

Exhibit No.	Description of Exhibit
3.1(1)	Articles of Incorporation.
3.2(2)	Articles of Merger (pursuant to which the Company’s Articles of Incorporation were amended to change the Company’s name to “i-Level Media Group Incorporated”).
3.3(3)	Certificate of Change filed with the Secretary of State of Nevada on June 29, 2011.
3.4(3)	Certificate of Correction filed with the Secretary of State of Nevada on July 6, 2011.
3.5(4)	Certificate of Amendment filed with the Secretary of State of Nevada on March 13, 2012.
3.6(1)	Bylaws.
5.1*	Opinion of McMillan LLP, with consent to use, regarding the validity of the securities being registered
10.1(5)	Share Exchange Agreement among the Company, the i-Level Shareholders and i-Level Media Systems Limited, dated for reference effective on January 29, 2007.

10.2(6)	Service Agreement between i-Level Media Group Ltd. and Smartwin Technology Ltd. dated April 1, 2005.
10.3(7)	Collaboration Contract between i-Level SoftComm and Shanghai Jinjiang Auto Services Co., Ltd., dated December 2004 (and addendum thereto dated February 2005).
10.4(7)	Co-operation Contract between i-Level SoftComm and Smartwin Technology (Shanghai) Ltd.
10.5(7)	Memorandum of Understanding between i-Level SoftComm and Beijing Northern Taxi Co., Ltd.
10.6(8)	2007 Stock Incentive Plan.
10.7 *	Agreement in Principle between the Company and Telupay PLC.
21.1	Subsidiaries of the Company: None.
23.1 *	Consent of Weaver, Martin & Samyn, LLC, Chartered Accountants
23.2	Consent of Counsel (included in Exhibit 5.1)

*       Filed herewith.
(1)       Incorporated by reference from our Registration Statement on Form SB-2 as filed with the SEC on March 17, 2006.
(2)       Incorporated by reference from our Registration Statement on Form SB-2 as filed with the SEC on July 9, 2007.
(3)       Incorporated by reference from our Current Report on Form 8-K as filed with the SEC on July 11, 2007.
(4)       Incorporated by reference from our Current Report on Form 8-K as filed with the SEC on March 13, 2012.
(5)       Incorporated by reference from our Current Report on Form 8-K as filed with the SEC on February 6, 2007.
(6)       Incorporated by reference from our Current Report on Form 8-K as filed with the SEC on March 21, 2007.
(7)       Incorporated by reference from our Registration Statement on Form SB-2 as filed with the SEC on July 9, 2007.
(8)       Incorporated by reference from our Registration Statement on Form S-1 as filed with the SEC on March 6, 2008.

ITEM 17.        UNDERTAKINGS

The undersigned registrant hereby undertakes that it will:

1.	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(a)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c)	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	For determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Remove from registration by means of a post-effective registration statement any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

__________

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Beijing, PRC, on July 23, 2012.

I-LEVEL MEDIA GROUP INCORPORATED

By:
 “Francis Chiew”
Francis Chiew
President, Chief Executive Officer, Chief Financial Officer (principal financial officer and principal accounting officer), Secretary, Treasurer and a director

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